Exhibit 99.1

DAVIDsTEA Inc. Announces Third Quarter Fiscal 2017 Financial Results

Company Announces Intention to Explore Strategic Alternatives

MONTREAL, December 7, 2017 (GLOBE NEWSWIRE) — DAVIDsTEA Inc. (Nasdaq:DTEA) today announced financial results for the three and nine months ended October 28, 2017 and that it will be evaluating strategic alternatives to enhance shareholder value. In addition, the company announced today that Howard Tafler, its interim Chief Financial Officer, has been confirmed as Chief Financial Officer.

For the three months ended October 28, 2017:

•	Sales decreased by 2.5% to C$43.0 million from C$44.1 million in the third quarter of fiscal 2016. Comparable sales decreased by 6.8%.
•	E-commerce sales continued to perform well and registered double-digit growth over the third quarter of fiscal 2016.
•

Gross profit decreased by 10.2% to  C$18.4 million from  C$20.5 million in the third quarter of fiscal 2016,  while gross profit as a percent of sales decreased to 42.7% from 46.6%. The decrease in gross profit as a percent of sales was primarily due to the planned clearance of seasonal products early in the quarter, additional promotional activity during the quarter, and deleveraging of fixed costs due to the negative 6.8% comparative sales this quarter.

•	Adjusted EBITDA, a non-IFRS measure, was C$(2.9) million compared to C$0.1 million in the third quarter of fiscal 2016.
•	Impairment charge of C$2.7 million incurred in the third quarter due to underperforming stores.
•	Net loss was C$(6.5) million compared to a net loss of C$(5.0) million in the third quarter of fiscal 2016. Adjusted net loss, a non-IFRS measure, was C$(4.5) million compared to C$(2.4) million.
•

Fully diluted loss per common share was  C$(0.25) compared to  C$(0.20) in the third quarter of fiscal 2016. Adjusted fully diluted loss per common share, a non-IFRS measure, was  C$(0.17) per share compared to  C$(0.10).

DAVIDsTEA President and Chief Executive Officer, Joel Silver, stated: “We are disappointed with our third-quarter results, which came in below anticipated sales and profitability. The decline in same-store sales of 6.8% reflects several factors, including challenges in accessories and kits. The latter can be explained by a product offering which did not excite the customer and which we are working diligently on improving. On a more positive note, our tea business was the best performing product category during the quarter, and our e-commerce business continued its strong growth over last year.

“We continue to integrate our merchandising and product development team under new leadership, a process which started during the quarter and which is expected to have an increasing positive influence on our business each season. We are filling out some other positions as we remain focused on building a strong executive team.  Work on our improved website, which should allow us to keep pace with growing on-line demand, is progressing well and is expected to be launched early in the new year. In parallel, we have implemented a cost reduction process which included eliminating some positions to reflect changes in our organizational structure. Our new e-commerce platform remains on track to be launched in early 2018. We are also delighted that Howard Tafler has been confirmed as Chief Financial Officer.”

Company to explore strategic alternatives

The Board of Directors has decided to explore strategic alternatives in order to enhance shareholder value. This process will include the evaluation of strategic alternatives to maximize the Company’s value, which may include a sale or other transaction.

In making the announcement, DAVIDsTEA’s Chairman, Maurice Tousson stated: “DAVIDsTEA is an excellent brand with strong consumer appreciation and is a recognized leader in the tea industry. A recent Leger survey on the Consumer Experience highly ranked DAVIDsTEA in the specialty boutiques category. We were number one in Ontario and third in Quebec. That said, we are disappointed in DAVIDsTEA’s performance, and believe that exploring potential alternatives is an important component towards our goal to deliver value to shareholders.”

The strategic alternatives that the Board of Directors may consider include, but are not limited to, a potential financing, refinancing, restructuring, merger, acquisition, joint venture, divestiture or disposition of some or all of the Company’s assets outside of the ordinary course of business.

No definitive schedule to complete its review of strategic alternatives has been established. There can be no assurance that this process will result in a transaction, or, if a transaction is undertaken, its terms or timing. As a matter of policy, the Company does not comment on or provide the market with updates as to the status of any informal expressions of interest or formal proposals or offers presented to the Company from time to time, or the course of discussions with any prospective counterparties, nor will it comment upon any rumors with regard to either of the foregoing or make a further announcement regarding the Company’s consideration of any proposal or other expressions of interest until such time, if ever, that it enters into a definitive agreement for a completed transaction or is otherwise required to make an announcement.

The Company will be undergoing a process in the near-term to select financial advisors to assist in this initiative.

Outlook:

Commenting on DAVIDsTEA’s outlook, Mr. Silver added, “In the short term, our team is laser focused on the all-important Holiday fourth quarter. Our emphasis is on maximizing the opportunities over the next several weeks leading up to Christmas, as they are key to the overall performance of the quarter.”

“We remain confident in the strength of our brand, our network and in our capacity to improve profitability. We are taking necessary measures to improve the performance of DAVIDsTEA.  We have implemented a cost rationalization process aimed at rightsizing the organization and, in early 2018, we will launch a new and more robust e-commerce platform, which represents a multi-million dollar investment.

DAVIDsTEA 2017 outlook:

•	To date DAVIDsTEA has opened 11 new stores in Canada and 5 new stores in the United States.
•	Capex for the year is expected to be approximately C$13 to $15 million.
•	The Company currently expects to be free cash flow positive for the full year.

Other financial metrics for the three months ended October 28, 2017:

•

Selling, general and administration expenses (“SG&A”) decreased by 0.7% to C$27.0 million from C$27.2 million in the third quarter of fiscal 2016. As a percent of sales, SG&A increased to 62.9% from 61.6%. Adjusted SG&A, a non-IFRS measure, increased to C$24.4 million from C$23.7, due primarily to the hiring of additional staff to support the growth of the Company, including new stores, and higher store operating expenses considering 11 net additional stores. As a percent of sales, adjusted SG&A increased to 56.7% from 53.7%

•

Results from operating activities were C$(8.7) million as compared to C$(6.6) million in the third quarter of fiscal 2016. Adjusted results from operating activities, a non-IFRS measure, decreased to C$(6.0) million from C$(3.2) million.

For the nine months ended October 28, 2017:

•	Sales increased by 5.9% to $137.4 million from C$129.7 million in the comparable period in fiscal 2016. Comparable sales decreased by 4.5%.
•

Gross profit decreased by 1.3% to C$62.8 million from C$63.6 million in the comparable period in fiscal 2016, while gross profit as a percent of sales decreased to 45.7% from 49.0%. The decrease in gross profit as a percent of sales was primarily due to the planned clearance of seasonal products, additional promotional activity and deleveraging of fixed costs due to the negative 4.5% comparative sales for the year to date.

•	Net loss was C$(12.4) million compared to a net loss of C$(5.7) million in the comparable period in fiscal 2016. Adjusted net loss, a non-IFRS measure, was C$(9.9) million compared to C$(3.1) million.
•

Fully diluted loss per common share was C$(0.48) compared to C$(0.23) in the comparable period in fiscal 2016. Adjusted fully diluted loss per common share, a non-IFRS measure, was C$(0.38) per share compared to C$(0.13).

Other financial metrics for the nine months ended October 28, 2017:

•

SG&A increased to C$79.0 million from C$71.1 million in the comparable period in fiscal 2016. As a percent of sales, SG&A increased to 57.5% from 54.8%. Adjusted SG&A, a non-IFRS measure,  increased to C$75.9 million from C$67.6, due primarily to the hiring of additional staff to support the growth of the Company, including new stores, and higher store operating expenses to support the operations of 236 stores as of October 28, 2017 as compared to 225 stores as of October 29, 2016. As a percent of sales, adjusted SG&A increased to 55.2% from 52.1%.

•

Results from operating activities were C$(16.2) million as compared to C$(7.5) million in the comparable period in fiscal 2016. Adjusted results from operating activities, a non-IFRS measure, decreased to C$(13.1) million from C$(4.0) million.

Conference Call Information:

A conference call to discuss the third quarter of fiscal 2017 financial results is scheduled for today, December 7, 2017, at 4:30 p.m. Eastern Time. Interested parties can join the call by dialling 1-866-521-4909 or 1-647-427-2311. The conference call can also be accessed via live webcast in the Company’s Investor Relations section of its website at www.davidstea.com.

An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for 30 days.

Non-IFRS Information:

This press release includes non-IFRS measures including Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share. Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share are not presentations made in accordance with IFRS, and the use of the terms Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share may differ from similar measures reported by other companies. We believe that Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share provide investors with useful information with respect to our historical operations. We present Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss) and Adjusted fully diluted income (loss) per share allow for an assessment of our operating performance, including new store costs, without the effect of non-cash charges of the period or other one-time charges, such as depreciation, amortization, finance costs, deferred rent, non-cash compensation expense, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit, gain (loss) on derivative financial instruments, loss on disposal of property and equipment, impairment of property and equipment, and certain non-recurring expenses. These measures also function as benchmarks to evaluate our operating performance. Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share are not measurements of our financial performance under IFRS and should not be considered in isolation or as alternatives to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

•

Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share do not reflect changes in, or cash requirements for, our working capital needs; and

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted selling, general and administration expenses, Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income (loss), and Adjusted fully diluted income (loss) per share should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s growth prospects, store openings, product offerings and financial guidance for the coming fiscal quarter and fiscal year. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties including: the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; changes in the Company’s executive management team; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; minimum wage laws; the importance of the Company’s first fiscal quarter to results of operations for the entire fiscal year; and other risks set forth in the Company’s Annual Report on Form 10-K dated April 12, 2017 and filed with the Securities and Exchange Commission on April 13, 2017. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 236 company-operated DAVIDsTEA stores throughout Canada and the United States as of October 28, 2017, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

INTERIM CONSOLIDATED BALANCE SHEETS

[Unaudited and in thousands of Canadian dollars]

	As at	As at
	October 28,	January 28,
	2017	2017
	$	$

ASSETS
Current
Cash	36,865	64,440
Accounts and other receivables	3,777	3,485
Inventories	37,290	31,264
Income tax receivable	5,625	539
Prepaid expenses and deposits	6,232	5,659
Derivative financial instruments	628	454
Total current assets	90,417	105,841
Property and equipment	47,012	51,160
Intangible assets	3,502	2,958
Deferred income tax assets	13,860	14,375
Total assets	154,791	174,334
LIABILITIES AND EQUITY
Current
Trade and other payables	13,592	19,681
Deferred revenue	4,075	4,885
Current portion of provisions	919	2,562
Total current liabilities	18,586	27,128
Deferred rent and lease inducements	8,669	7,824
Provisions	3,926	5,932
Total liabilities	31,181	40,884
Equity
Share capital	111,339	263,828
Contributed surplus	7,936	8,833
Retained earnings (deficit)	1,323	(142,398)
Accumulated other comprehensive income	3,012	3,187
Total equity	123,610	133,450
	154,791	174,334

INTERIM CONSOLIDATED STATEMENTS OF INCOME (LOSS)

AND COMPREHENSIVE INCOME (LOSS)

[Unaudited and in thousands of Canadian dollars, except share information]

	For the three months ended		For the nine months ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
	$	$	$	$

Sales	42,997	44,134	137,353	129,682
Cost of sales	24,625	23,587	74,594	66,072
Gross profit	18,372	20,547	62,759	63,610
Selling, general and administration expenses	27,035	27,187	79,004	71,116
Results from operating activities	(8,663)	(6,640)	(16,245)	(7,506)
Finance costs	327	19	615	55
Finance income	(149)	(125)	(420)	(394)
Loss before income taxes	(8,841)	(6,534)	(16,440)	(7,167)
Income tax recovery	(2,356)	(1,574)	(4,030)	(1,454)
Net loss	(6,485)	(4,960)	(12,410)	(5,713)
Other comprehensive income (loss)
Items to be reclassified subsequently to income:
Unrealized net gain (loss) on forward exchange contracts	1,872	537	95	(1,982)
Realized net (gain) loss on forward exchange contracts reclassified to inventory	824	(26)	79	(396)
Provision for income tax recovery (income tax) on comprehensive income	(714)	(136)	(46)	631
Cumulative translation adjustment	589	699	(303)	(770)
Other comprehensive income (loss), net of tax	2,571	1,074	(175)	(2,517)
Total comprehensive income loss	(3,914)	(3,886)	(12,585)	(8,230)
Net loss per share:
Basic	(0.25)	(0.20)	(0.48)	(0.23)
Fully diluted	(0.25)	(0.20)	(0.48)	(0.23)
Weighted average number of shares outstanding
— basic	25,829,090	24,902,385	25,659,164	24,554,391
— fully diluted	25,829,090	24,902,385	25,659,164	24,554,391

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the nine months ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
	$	$	$	$

OPERATING ACTIVITIES
Net loss	(6,485)	(4,960)	(12,410)	(5,713)
Items not affecting cash:
Depreciation of property and equipment	2,138	2,110	6,316	5,818
Amortization of intangible assets	494	198	1,248	527
Loss on disposal of property and equipment	18	311	48	311
Impairment of property and equipment	2,658	2,516	4,971	2,516
Deferred rent	174	385	377	1,031
Provision (recovery) for onerous contracts	(46)	48	(1,573)	48
Stock-based compensation expense	362	643	1,738	1,573
Amortization of financing fees	19	19	59	55
Accretion on provisions	307	—	558	—
Deferred income taxes (recovered)	(227)	453	203	475
	(588)	1,723	1,535	6,641
Net change in other non-cash working capital balances related to operations	(15,546)	(23,978)	(21,511)	(31,467)
Cash flows related to operating activities	(16,134)	(22,255)	(19,976)	(24,826)
FINANCING ACTIVITIES
Proceeds from issuance of common shares pursuant to exercise of stock options	90	962	1,696	1,806
Cash flows related to financing activities	90	962	1,696	1,806
INVESTING ACTIVITIES
Additions to property and equipment	(2,770)	(5,776)	(7,501)	(15,498)
Additions to intangible assets	(728)	(399)	(1,794)	(860)
Cash flows related to investing activities	(3,498)	(6,175)	(9,295)	(16,358)
Decrease in cash during the period	(19,542)	(27,468)	(27,575)	(39,378)
Cash, beginning of period	56,407	60,604	64,440	72,514
Cash, end of period	36,865	33,136	36,865	33,136

Reconciliation of Adjusted EBITDA

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the nine months ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016

Net loss	$(6,485)	$(4,960)	$(12,410)	$(5,713)
Finance costs	327	19	615	55
Finance income	(149)	(125)	(420)	(394)
Depreciation and amortization	2,632	2,308	7,564	6,345
Loss on disposal of property and equipment	18	—	48	—
Income tax recovery	(2,356)	(1,574)	(4,030)	(1,454)
EBITDA	$(6,013)	$(4,332)	$(8,633)	$(1,161)
Additional adjustments :
Stock-based compensation expense (a)	362	643	1,738	1,573
Executive separation costs related to salary (b)	1,070	505	1,882	505
Impairment of property and equipment (c)	2,658	2,516	4,971	2,516
Impact of onerous contracts (d)	(1,138)	48	(3,913)	48
Deferred rent (e)	174	385	377	1,031
Loss on disposal of property and equipment (f)	—	311	—	311
Adjusted EBITDA	$(2,887)	$76	$(3,578)	$4,823

(a)	Represents non-cash stock-based compensation expense.
(b)	Executive separation costs related to salary represent salary owed to former executives as part of their separation of employment from the Company.
(c)	Represents costs related to impairment of property and equipment for stores.
(d)

Represents provision, non-cash reversals, and utilization related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(e)	Represents the extent to which our annual rent expense has been above or below our cash rent payments.
(f)	Represents non-cash costs related to the loss on disposal of property and equipment due to new store concept at an existing store location in the prior year periods.

Reconciliation of IFRS basis to Adjusted net income (loss)

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the nine months ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016

Net loss	$(6,485)	$(4,960)	$(12,410)	$(5,713)
Executive separation costs (a)	1,112	594	2,074	594
Impairment of property and equipment (b)	2,658	2,516	4,971	2,516
Impact of onerous contracts (c)	(831)	48	(3,355)	48
Loss on disposal of property and equipment (d)	—	311	—	311
Income tax expense adjustment (e)	(956)	(897)	(1,131)	(897)
Adjusted net loss	$(4,502)	$(2,388)	$(9,851)	$(3,141)

(a)

For the current year periods, executive separation costs represent salary owed to former executives of $1,070 and $1,882 for the three and nine months ended October 28, 2017 as part of their separation of employment from the Company and stock-based compensation of $42 and $192 for the three and nine months ended October 28, 2017 relating to the vesting of equity awards due the separation of employment from the Company. For the prior year periods, executive separation costs represent salary owed to the former Chief Executive Officer of $505 payable as part of the separation agreement and stock-based compensation expense of $89 relating to vesting of equity awards pursuant to the separation agreement.

(b)	Represents costs related to impairment of property and equipment for stores.
(c)

Represents provision, non-cash reversals, utilization,  and accretion expense related to certain stores where the unavoidable costs of meeting the obligations under the lease agreement are expected to exceed the economic benefits expected to be received from the contract. The accretion expense on provisions for onerous contracts is included in Finance costs on the Consolidated Statement of Comprehensive Income (Loss) for the three and nine months ended October 28, 2017.

(d)	Represents non-cash costs related to the loss on disposal of property and equipment due to new store concept at an existing store location in the prior year periods.
(e)

Removes the income tax impact of the executive separation costs, impairment of property and equipment, impact of onerous contracts, and the loss on disposal of property and equioment referenced in note (a), (b), (c) and (d).

Reconciliation of IFRS basis to Adjusted results from operating activities

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the nine months ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
	$	$	$	$

Results from operating activities	(8,663)	(6,640)	(16,245)	(7,506)
Executive separation costs (a)	1,112	594	2,074	594
Impairment of property and equipment (b)	2,658	2,516	4,971	2,516
Impact of onerous contracts (c)	(1,138)	48	(3,913)	48
Loss on disposal of property and equipment (d)	—	311	—	311
Adjusted results from operating activities	$ (6,031)	$ (3,171)	$ (13,113)	$ (4,037)

(a)

For the current year periods, executive separation costs represent salary owed to former executives of $1,070 and $1,882 for the three and nine months ended October 28, 2017 as part of their separation of employment from the Company and stock-based compensation of $42 and $192 for the three and nine months ended October 28, 2017 relating to the vesting of equity awards due to separation of employment from the Company. For the prior year periods, executive separation costs represent salary owed to the former Chief Executive Officer of $505 payable as part of the separation agreement and stock-based compensation expense of $89 relating to vesting of equity awards pursuant to the separation agreement.

(b)	Represents costs related to impairment of property and equipment for stores.
(c)

Represents provision, non-cash reversals, and utilization related to certain stores where the unavoidable costs of meeting the obligations under the lease agreement are expected to exceed the economic benefits expected to be received from the contract.

(d)	Represents non-cash costs related to the loss on disposal of property and equipment due to new store concept at an existing store location in the prior year periods.

Reconciliation of IFRS basis to Adjusted selling, general and administration expenses

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the nine months ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
	$	$	$	$

Selling, general and administration expenses	27,035	27,187	79,004	71,116
Executive separation costs (a)	(1,112)	(594)	(2,074)	(594)
Impairment of property and equipment (b)	(2,658)	(2,516)	(4,971)	(2,516)
Impact of onerous contracts (c)	1,138	(48)	3,913	(48)
Loss on disposal of property and equipment (d)	—	(311)	—	(311)
Adjusted selling, general and administration expenses	24,403	23,718	75,872	67,647

(a)

For the current year periods, executive separation costs represent salary owed to former executives of $1,070 and $1,882 for the three and nine months ended October 28, 2017 as part of their separation of employment from the Company and stock-based compensation of $42 and $192 for the three and nine months ended October 28, 2017 relating to the vesting of equity awards due to the separation of employment from the Company. For the prior year periods, executive separation costs represent salary owed to the former Chief Executive Officer of $505 payable as part of the separation agreement and stock-based compensation expense of $89 relating to vesting of equity awards pursuant to the separation agreement.

(b)	Represents costs related to impairment of property and equipment for stores.
(c)

Represents provision, non-cash reversals, and utilization related to certain stores where the unavoidable costs of meeting the obligations under the lease agreement are expected to exceed the economic benefits expected to be received from the contract.

(d)	Represents non-cash costs related to the loss on disposal of property and equipment due to new store concept at an existing store location in the prior year periods.

Reconciliation of fully diluted weighted average common shares outstanding, as reported, to adjusted fully diluted weighted average common shares outstanding

[Unaudited and in thousands of Canadian dollars, except per share]

	For the three months ended		For the nine months ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016

Weighted average number of shares outstanding, fully diluted	25,829,090	24,902,385	25,659,164	24,554,391

Net loss per share, fully diluted	(0.25)	(0.20)	(0.48)	(0.23)

Adjusted net loss per share, fully diluted	(0.17)	(0.10)	(0.38)	(0.13)

Investor Contact

MaisonBrison Communications

Pierre Boucher

514.207.0000

investors@davidstea.com